Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Partners of
Crosstex Energy, L.P.:
     We consent to the use of our reports dated March 14, 2005, with respect to the consolidated balance sheets of Crosstex Energy, L.P. and subsidiaries (the Partnership) as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in partners’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.
     Our report dated March 14, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states that the Partnership acquired the remaining outside limited and general partnership interests of Crosstex Pipeline Partners (CPP) during 2004, and management excluded from its assessment of the effectiveness of the Partnership’s internal control over financial reporting as of December 31. 2004, CPP’s internal control over financial reporting associated with total assets of $5,203,000 and total revenues of $0, included in the consolidated financial statements of Crosstex Energy, L.P. and subsidiaries as of and for the year ended December 31, 2004. Our audit of internal control over financial reporting of the Partnership also excluded an evaluation of the internal control over financial reporting of CPP.
KPMG LLP
Dallas, Texas
November 29, 2005